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ArQule, Inc.

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ARQULE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

       Our 2004 Annual Meeting of Stockholders will be held at The Museum of Science, Science Park, Boston, Massachusetts 02114 at 9:00 a.m. on May 19, 2004 for the following purposes:

1.	To elect Laura Avakian, Werner Cautreels, Ph.D. and Tuan Ha-Ngoc as directors to hold office for a term of three years and until their respective successors are elected and qualified;

2.	To approve amendments to our Amended and Restated 1994 Equity Incentive Plan (i) to increase the aggregate number of shares of common stock that may be issued under the plan by 600,000 shares from 7,700,000 to 8,300,000 shares, and (ii) to extend the ten-year time limit during which incentive stock options may be granted from ten years from October 28, 1994 to ten years from May 19, 2004, the date of the Annual Meeting;

3.	To approve an amendment to our Amended and Restated 1996 Director Stock Option Plan to increase the maximum aggregate number of shares of common stock that may be issued under the plan by 60,000 shares from 290,500 to 350,500 shares; and

4.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

      Only stockholders of record at the close of business on April 2, 2004 will be entitled to vote at the meeting or any adjournment. A list of these stockholders will be available for examination by any stockholder for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at the offices of ArQule.

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ALSO, YOU MAY SUBMIT YOUR PROXY ELECTRONICALLY OR BY TELEPHONE ACCORDING TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

By order of the Board of Directors, J. David Jacobs,
Vice President, Legal, General Counsel & Secretary

Dated: April 12, 2004

ARQULE, INC.

19 Presidential Way

Woburn, Massachusetts 01801-5140
Telephone: (781) 994-0300

Proxy Statement

General Information

      Our Board of Directors is soliciting your proxy with the enclosed proxy card for use at our 2004 Annual Meeting of Stockholders to be held at The Museum of Science, Science Park, Boston, Massachusetts, 02114 at 9:00 a.m. on Wednesday, May 19, 2004 and at any adjournments of the meeting. This proxy statement and accompanying proxy card are first being sent or given to stockholders on or about April 13, 2004.

      The principal business expected to be transacted at the meeting, as more fully described below, will be the election of directors, the approval of amendments to our Amended and Restated 1994 Equity Incentive Plan and the approval of an amendment to our Amended and Restated 1996 Director Stock Option Plan.

      The authority granted by an executed proxy may be revoked at any time before its exercise by filing with our Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting.

      We will bear the cost of the solicitation of proxies, including charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of the mails, proxies may be solicited by our officers and employees in person or by telephone.

      Only stockholders of record at the close of business on April 2, 2004 will be entitled to vote at the meeting. On that date, we had outstanding 28,731,958 shares of common stock, $0.01 par value, each of which is entitled to one vote. The presence at the meeting, in person or by proxy, of a majority in interest of the voting capital stock issued and outstanding and entitled to vote shall constitute a quorum for the transaction of business. You may submit your proxy in writing, electronically or by telephone according to the instructions on the enclosed proxy card. If you submit a proxy without directions as to votes on the matters to be considered at the Annual Meeting, the proxy will be voted for the election of the nominees listed below and “FOR” proposals 2 and 3. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. Broker non-votes are proxies submitted by brokers that do not indicate a vote for one or more proposals because the brokers have not received instructions from the beneficial owners on how to vote on these proposals and do not have discretionary voting authority.

PROPOSAL 1 — ELECTION OF DIRECTORS

      Our by-laws provide that the number of directors is established by the Board but shall not be fewer than one. For 2004, the number of directors is fixed at eight divided into three classes as nearly equal in number as possible. Currently, there are seven directors serving. At the meeting, three directors will be elected to hold office for three years and until their respective successors are elected and qualified.

      Laura Avakian, Werner Cautreels, Ph.D. and Tuan Ha-Ngoc, all of whom are presently serving as directors, have been nominated for re-election by our board of directors for a term of three years. Unless the enclosed proxy withholds authority to vote for any of the nominees, the shares represented by such proxy will be voted for their election as the Board’s nominees. If any nominee is unable to serve, which is not expected, the shares represented by the enclosed proxy will be voted for such other candidate as may be nominated by the Board of Directors.

Vote Required

      A plurality of the affirmative votes cast by the stockholders present and entitled to vote at the meeting is required for election of each of the nominees. Broker non-votes and votes withheld will not affect the outcome of the election for directors.

      The following table contains certain information about the nominees for director and each other person whose term of office as a director will continue after the meeting.

			Present
Nominees		Director	Term
Name and Age	Business Experience and Other Directorships	Since	Expires

Laura Avakian* Age: 58	Laura Avakian has been a director since March 2000. Since 1999, Ms. Avakian has been Vice President for Human Resources for the Massachusetts Institute of Technology, where she directs all human resource programs and oversees the Institute’s Medical Department. Prior to joining MIT, she was Senior Vice President, Human Resources, for Beth Israel Deaconess Medical Center and for its parent corporation CareGroup (1996-1999). She previously served as President of The American Society for Healthcare Human Resources Administration, and received the distinguished service award, literature award and chapter leadership award from that society. She received the 1996 Award for Professional Excellence in Human Resources Management from the Society for Human Resource Management. She has also served as editor of the Yearbook of Healthcare Management and authored numerous chapters and articles on human resources management. Ms. Avakian received her B.A. degree from the University of Missouri at Columbia and her M.A. degree from Northwestern University.	2000	2004

			Present
Nominees		Director	Term
Name and Age	Business Experience and Other Directorships	Since	Expires

Werner Cautreels* Age: 50	Werner Cautreels, Ph.D. has been a director since September 1999. He has over 20 years of experience in the healthcare industry. Since May 1998, Dr. Cautreels has been the Global Head of Research and Development of Solvay Pharmaceuticals. Prior to that time, Dr. Cautreels served as Senior Vice President of Research and Development at Nycomed Amersham Ltd., held two senior management positions at Sterling Winthrop and served as Vice President of Scientific Affairs at Sanofi Pharmaceuticals, where he conducted clinical trials in various therapeutic areas and researched licensing opportunities. Dr. Cautreels received his Ph.D. in Chemistry from University of Antwerp, Belgium.	1999	2004

Tuan Ha-Ngoc* Age: 51	Tuan Ha-Ngoc has been a director since 2002. He is the President and CEO of GenPath Pharmaceuticals, Inc., a biopharmaceutical company. He has 26 years of worldwide experience in the healthcare industry, primarily in the biotechnology sector, but also in the pharmaceutical, medical devices and Information Technology areas. From 1999 to 2002, he was co-founder, President and CEO of deNovis, Inc., an enterprise-scale software development company for the automation of healthcare administrative functions. From 1998 to 1999, he served as Corporate Vice President, Strategic Development for American Home Products Corporation. From 1984 to 1998, he was at Genetics Institute, Inc., as its Executive Vice President responsible for Corporate Development, Commercial Operations, European and Japanese Operations. From 1976 to 1984, he was in various marketing and business positions at Baxter Healthcare, Inc. Mr. Ha-Ngoc received his M.B.A. degree from INSEAD and his Master’s degree in Pharmacy from the University of Paris, France. He serves on the Board of Fellows, Harvard School of Dental Medicine and on the Board of Directors of the International Institute of Boston.	2002	2004

*	Nominee for election as director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF

THE NOMINEES LISTED ABOVE.

			Present
Continuing Directors		Director	Term
Name and Age	Business Experience and Other Directorships	Since	Expires

Timothy C. Barabe Age: 51	Timothy C. Barabe has been a director since November 2001. Mr. Barabe has been employed by Novartis AG since April 1982 in various capacities. Beginning in May 2003, Mr. Barabe has been the Chief Financial Officer of Sandoz Generics, the generic pharmaceutical subsidiary of Novartis. Beginning in February 2002 until April 2003, Mr. Barabe was Group Vice President and President, Specialty Lenses of CIBA Vision. From 1993 through January 2002, Mr. Barabe was the Chief Financial Officer of CIBA Vision Corp., a subsidiary of Novartis. From June 1998 through May 2003, Mr. Barabe served as a director of BioCure, Inc., a majority-owned subsidiary of Novartis. Mr. Barabe received his B.B.A. degree from the University of Massachusetts (Amherst) and his M.B.A. degree from the University of Chicago.	2001	2006

Ariel Elia Age: 68	Ariel Elia was named Chairman of the Board in March 2001 and has been a director since September 2000. Since 1999, Mr. Elia has served as Chairman of the European Advisory Board of E.Med Securities, a private, U.S.-based company providing investment banking services to emerging growth companies in the life sciences industry. Mr. Elia has been a director of Altamir S.A., a French venture capital company, since 1995, and a director of Yissum, the research and development company of the Hebrew University of Jerusalem in Israel, since 1999. Mr. Elia also serves as a Governor of both the Ben Gurion University (since 1992) and the Hebrew University of Jerusalem (since 1998), in Israel. Prior to his current positions, Mr. Elia was the Chief Executive Officer of Jouveinal Laboratories, a privately held, French pharmaceutical company. Mr. Elia also spent 17 years with Merck & Co., serving both in Europe and in the U.S., most recently as Senior Vice President, International Division. Before joining Merck, Mr. Elia spent 12 years with American Home Products Corporation, serving as President of the International Household Products Division prior to his departure. Mr. Elia graduated from Victoria College in Alexandria, Egypt with an Oxford and Cambridge degree as a Bachelor of Arts. His honors include Knight of the Order of the Crown in Belgium and Doctor of Philosophy Honoris Causa of Ben Gurion University, Israel and the Hebrew University of Jerusalem.	2000	2006

			Present
Continuing Directors		Director	Term
Name and Age	Business Experience and Other Directorships	Since	Expires

Stephen A. Hill Age: 45	Stephen A. Hill, B.M., B.Ch., M.A., F.R.C.S., President and Chief Executive Officer of ArQule, Inc. Dr. Hill has served as ArQule’s President and CEO since April 1999. Before joining ArQule, Dr. Hill was the Head of Global Drug Development at F. Hoffmann-La Roche Ltd. from 1997-1999. Dr. Hill joined Roche in 1989 as Medical Adviser to Roche Products in the United Kingdom. He held several senior positions there that included Medical Director, responsible for clinical trials of compounds across a broad range of therapeutic areas, such as CNS, HIV, cardiovascular, metabolic and oncology products. Subsequently, he served as Head of International Drug Regulatory Affairs at Roche headquarters in Basel, Switzerland, where he led the regulatory submissions for seven major new chemical entities. Dr. Hill also was a member of Roche’s Portfolio Management, Research, Development and Pharmaceutical Division Executive Boards. Prior to Roche, Dr. Hill served seven years with the National Health Service in the United Kingdom in General and Orthopedic Surgery. Dr. Hill is a Fellow of the Royal College of Surgeons of England and holds his scientific and medical degrees from St. Catherine’s College at Oxford University.	1999	2006

Patrick J. Zenner Age: 57	Patrick J. Zenner has been a director since 2002. A 32-year veteran of the pharmaceutical industry, Patrick Zenner retired in 2001 from the position of President and Chief Executive Officer of Hoffmann-La Roche Inc., North America. Hoffmann-La Roche Inc., based in Nutley, N.J., is the prescription drug unit of the Roche Group. Long active in industry, academic and civic affairs, Mr. Zenner is immediate past chairman of the HealthCare Institute of New Jersey and served on the Boards of Directors and Executive Committees of the Pharmaceutical Research & Manufacturers of America (PhRMA) and the Biotechnology Industry Organization (BIO). In addition, Mr. Zenner has been a member of numerous associations, including the American Foundation for Pharmaceutical Education, the Health Care Leadership Council and the National Committee for Quality Health Care. Mr. Zenner is currently on the Boards of Trustees of Creighton University and Fairleigh Dickinson University. In addition, Mr. Zenner is a member of the Boards of Directors of CuraGen Corporation, Dendrite International, Praecis Pharmaceuticals Inc., Geron Corporation, First Horizon Pharmaceutical Corporation, Xoma Ltd., West Pharmaceutical Services, Exact Sciences, Inc. and other private companies.	2002	2005

Corporate Governance

      The core values of ArQule are honesty, integrity and fairness in our dealings with our fellow employees, our stockholders, our collaborators and our communities. In addition to meeting both the letter and the spirit of federal and state law and regulations and the rules of the Nasdaq Stock Market, Inc. (“Nasdaq”), our directors have mandated that our business dealings comply with the highest ethical and corporate governance standards.

      We have adopted the ArQule Corporate Code of Conduct and related governance policies to provide guidance to our directors and management in their efforts to provide effective and appropriate corporate governance. As is the case with our other policies and practices, the tenets reflected in the Code and policies are intended to align the interests of the directors, management and other employees with those of our stockholders. We will review and, if in our judgment necessary, modify the guidelines from time to time.

Corporate Code of Conduct

      We maintain a Corporate Code of Conduct and associated policies and procedures covering specific areas of corporate conduct in detail. Our Corporate Code of Conduct currently covers such areas as: corporate communications; legal and regulatory requirements; knowledge of laws and regulations; fair treatment of employees; anti-discrimination and sexual harassment; environmental health and safety; conflicts of interest; trading securities; political activity and contributions; protecting ArQule assets; records retention and disposal; intellectual property policies and procedures; and reporting violations of Company policies and investigation of complaints. The Company’s Corporate Code of Conduct is applicable to our directors, employees and officers, including our President and Chief Executive Officer and our Chief Financial Officer and Treasurer (our principal executive and principal accounting and financial officers). Waivers of the requirements of the Code or associated policies with respect to members of the Board and executive officers are subject to the approval of the full Board. The Corporate Code of Conduct and related policies are posted on our website at http://www.arqule.com.

Standards for Independence

      For a director to be designated as independent, as defined by Nasdaq listing standards, our Board must determine that he or she has no “material relationship” with the Company other than that of a director. When assessing the “materiality” of a director’s relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, the frequency or regularity of any services performed for us outside the scope of duties as a director, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions. The Board of Directors has determined that Laura Avakian, Timothy C. Barabe, Werner Cautreels, Ariel Elia, Tuan Ha-Ngoc and Patrick J. Zenner, constituting a majority of the Board members, are “independent directors” as that term is defined in Nasdsaq listing standards.

Committees of the Board

      Our Board of Directors has a standing audit committee (the “Audit Committee”), compensation and nominating committee (the “Compensation and Nominating Committee”) and science committee (the “Science Committee”). In addition, the Audit Committee has a corporate compliance subcommittee (the “Compliance Subcommittee”). Each of these committees are chaired by, and comprised entirely of, independent directors, as defined by Nasdaq listing standards. The current charters and key practices of these committees are published on our website at http://www.arqule.com.

Compensation and Nominating Committee

      In 2003, the Compensation and Nominating Committee of the Board of Directors initially consisted of Ms. Avakian, Dr. Cautreels and Mr. Elia. Ms. Avakian served as Chair during the year. In May 2003,

Dr. Cautreels left the Compensation and Nominating Committee and Mr. Zenner joined it. The Compensation and Nominating Committee met four times in 2003.

      The purpose of the Compensation and Nominating Committee is to provide advice and direction to the Board of Directors and management concerning the Company’s compensation philosophy and policies, in general, and, in particular, compensation of directors and officers of the Company. In addition to its responsibilities regarding compensation, the Compensation and Nominating Committee is responsible for governance and nomination matters including, but not limited to, (a) developing a succession plan for our Chief Executive Officer, (b) the annual performance appraisals of our Chief Executive Officer, Chief Financial Officer, Chief Scientific Officer, General Counsel and Vice President of Human Development, (c) the annual performance appraisal of our Board and its members, and (d) the identification and process of selection and nomination of new members of our Board of Directors, as such need arises.

Stockholder Nominees

      The Compensation and Nominating Committee has not established any special procedures for stockholder submission to the Compensation and Nominating Committee of nominees for election to the Board of Directors. Our by-laws permit any stockholder entitled to vote for the election of directors to nominate directors. We believe that this long-standing mechanism, in place since incorporation of the Company, provides the appropriate means for stockholder nominations. Under our by-laws, a stockholder wishing to nominate a director candidate must deliver or mail written notice of such nomination to the Chairman of the Board, the President or the Secretary of the Company at our principal executive offices. If the election is to be held at the annual meeting of stockholders, notice must be received at least 75 days before the anniversary date of the prior year’s meeting, assuming there was an annual meeting in the prior year and the date of the current year’s annual meeting is not more than 30 days before or after the anniversary date of the prior year’s meeting. Otherwise, notice must be received at least 45 days before the date of the current year’s annual meeting or a special meeting, if at least 60 days’ notice or prior public disclosure of the date of the current year’s annual meeting or the special meeting is provided. If neither of the previous two sentences applies, notice must be received at least 15 days after the date on which notice of the date of the current year’s annual meeting or the special meeting was mailed or public disclosure was made of such meeting date. The notice must include the stockholder’s name and address and the class and number of shares of securities beneficially owned by such stockholder, and each nominee’s: (i) name, age, business address and home address; (ii) principal occupation or employment; (iii) beneficial ownership of Company securities, including class and the number of shares of stock; and (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934.

      The Compensation and Nominating Committee will consider all nominees submitted by stockholders in the manner described above. No distinction is made between nominees submitted by stockholders and other candidates. All potential nominees will be evaluated on the same basis

Communications with Directors

      We do not have a formal process for communication by stockholders to directors; however, stockholders and others who wish to communicate may write to the Board as a whole or individual directors at: Investor Relations, ArQule, Inc., 19 Presidential Way, Woburn Massachusetts 01801-5140. Such communications will be forwarded directly to the addressee(s).

      We do not have a policy regarding attendance of directors at our annual meeting of stockholders. None of our directors attended our 2003 annual meeting.

Director Qualifications

      The Compensation and Nominating Committee identifies nominees for directors from various sources including referrals from current Board members and industry contacts and in the past has used third party consultants to assist in identifying, evaluating and recruiting potential nominees. The directors have not set formal criteria or qualifications for individuals to be nominated or re-nominated as candidates for Board membership. Instead, the Compensation and Nominating Committee takes many factors into consideration in evaluating an individual’s suitability. Such factors include a candidate’s judgment, ethics, integrity, values, business experience at policy-making levels in areas relevant to the Company’s business, educational and professional background, level of commitment and other competing professional obligations.

Audit Committee

      In 2003, the Audit Committee consisted of Mr. Barabe, Mr. Ha-Ngoc and Mr. Zenner. Mr. Barabe served as Chair of the Audit Committee during the year. The Audit Committee met seven times in 2003. Each member of the Audit Committee, both during 2003 and currently, was and is independent as defined by Nasdaq listing standards. The Board of Directors has determined that Mr. Barabe is an “audit committee financial expert” as defined in recently adopted SEC rules.

      The principal purpose of the Audit Committee is to oversee the integrity of the Company’s financial reporting process. In particular, the Audit Committee will monitor (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements and (c) the qualifications, independence and performance of the Company’s independent auditors and of its internal audit function, if any. The Audit Committee reviews and approves any report required by the SEC to be included in our reports and filings.

      The Company’s independent auditors are ultimately accountable to the Audit Committee in its capacity as a committee of the Board. The Audit Committee has sole authority and responsibility to select, hire, oversee, evaluate, approve the compensation of, and, where appropriate, replace our independent auditors.

Compliance Subcommittee

      The Compliance Subcommittee of the Audit Committee consists of Mr. Barabe and Dr. Cautreels. The Compliance Subcommittee does not have a Chairman.

      The principal purposes of the Compliance Subcommittee are overseeing the integrity and efficacy of our efforts to meet our corporate governance and legal and regulatory obligations. The Compliance Subcommittee is responsible for identifying, reviewing and resolving issues that arise relating to such matters, including from time to time as the Committee deems appropriate, conducting investigations based on reports made pursuant to the Company’s Compliance Enforcement Policy.

Science Committee

      The Science Committee consists of Dr. Cautreels who is its Chair. Dr. Michael Rosenblatt had served as Chair and second member of the Science Committee during 2003 until his resignation. The Science Committee met once formally in 2003 and also provided advice and input to management on an ad hoc basis throughout 2003. The Science Committee is responsible for reviewing the scientific direction of the Company. In particular, the Committee plays a central role in deciding the manner by which the Company will continue to enhance its capabilities as a drug discovery organization (whether by acquisition, merger, in-licensing, internal growth or a combination of those methods) and evaluating the scientific opportunities under consideration by management. The Committee is also available to management to review data relating to new scientific directions for the Company or other science related matters and to perform such other services as may be assigned by the Board of Directors.

Attendance at Meetings

      The Board of Directors held ten meetings during 2003, and each director attended at least 75% of all meetings of the Board and of all committees of the Board on which he or she served, except for Dr. Rosenblatt, who attended 36% of the aggregate of such meetings. Dr. Rosenblatt informed us prior to his absences of his unavailability due to his assuming the position of Dean of Tufts University Medical School. Dr. Rosenblatt submitted a letter of resignation which the Board accepted on November 20, 2003.

Director Compensation

      Currently, each of our non-employee directors who is serving as a director prior to and immediately following any annual meeting of stockholders will receive a $10,000 annual retainer. Each non-employee director will also receive $2,000 for each day on which the Board of Directors meets and the director attends.

      In addition to the base compensation for directors, the director serving as Chairman of the Board of Directors (currently, Mr. Elia) will receive a $15,000 annual retainer and $1,000 for each meeting day of the Board of Directors attended.

      In addition to the base compensation for directors, the director serving as Chairman of the Audit Committee (currently, Mr. Barabe) will receive a $10,000 annual retainer and $1,000 for each meeting day of the Board of Directors attended.

      In addition to the base compensation for directors, the director serving as Chairman of the Compensation and Nominating Committee (currently, Ms. Avakian), and the director serving as Chairman of the Science Committee (currently, Mr. Cautreels) will each receive a $10,000 annual retainer.

      Under our Director Stock Option Plan each non-employee director who is serving as a director prior to and immediately following any annual meeting of stockholders (whether or not a director is being re-elected) receives an automatic grant of an option to purchase 5,000 shares of our common stock. This option is fully exercisable on the date of grant. In addition, upon initial election to the Board, each non-employee director receives an automatic grant of an option to purchase 10,000 shares of common stock. This option become exercisable as to 3,334 shares on the date of the Company’s next annual meeting of stockholders following the date of grant and as to 3,333 shares on the date of each of the next two annual meetings of stockholders, so long as the director remains in office. All options referred to in this paragraph have a term of ten years and an exercise price equal to the closing price of the common stock as reported by the Nasdaq National Market on the last trading day prior to the date of grant.

      Ms. Avakian, Mr. Barabe, Dr. Cautreels, Mr. Elia, Mr. Ha-Ngoc, Dr. Rosenblatt and Mr. Zenner each received grants of options to purchase 5,000 shares of common stock in May 2003.

STOCK PERFORMANCE GRAPH

      The following graph shows the cumulative total stockholder return on our common stock over the period from December 31, 1998 to December 31, 2003, as compared with that of the Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Pharmaceuticals Index, based on an initial investment of $100 in each on December 31, 1998. Total stockholder return is measured by dividing share price change plus dividends, if any, for each period by the share price at the beginning of the respective period, and assumes reinvestment of dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN OF ARQULE, INC.,

NASDAQ STOCK MARKET (U.S. COMPANIES) INDEX
AND NASDAQ PHARMACEUTICALS INDEX

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

ArQule, Inc.	100	207.574	648.036	344.269	61.766	98.825

Nasdaq Market (U.S. Companies) Index	100	185.463	111.651	88.578	61.238	91.698

Nasdaq Pharmaceuticals Index	100	188.554	235.194	200.443	129.501	189.952

Compensation and Nominating Committee Report on Executive Compensation

      The report set forth below describes the compensation policies applicable to our executive officers, including Dr. Stephen A. Hill, our Chief Executive Officer, during 2003.

      Overall Policy. Our executive compensation program is designed to be closely linked to corporate performance and returns to stockholders. To this end, we have developed an overall compensation strategy and a specific compensation plan that tie a portion of executive compensation to ArQule’s success in meeting specified performance goals. In addition, through the use of stock options, we ensure that a part of each executive’s compensation is closely tied to the performance of ArQule’s stock. The objectives of this strategy are to attract and retain the best possible executive talent, to motivate our executives to achieve the goals inherent in our business strategy, to link executive and stockholder interests through equity-based plans and, finally, to provide a compensation package that recognizes individual contributions as well as corporate technical and financial performance.

      We determine the compensation of all corporate officers, including the Chief Executive Officer and the three other executive officers of the Company named in the Summary Compensation Table. We take into account the views of our Chief Executive Officer and review compensation surveys to ensure the competitiveness of the compensation offered by ArQule for purposes of recruiting and retaining key management.

      The key elements of ArQule’s executive compensation consist of base salary, performance-based bonuses and stock options. Our policies with respect to each of these elements, including the basis for the compensation awarded to Dr. Hill in 2003, are discussed below. In addition, while the elements of compensation described below are considered separately, we take into account the full compensation package afforded to the individual, including insurance and other employee benefits.

      Base Salaries. Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual. In making determinations regarding base salaries, we consider generally available information regarding salaries prevailing in the industry, but we do not utilize any particular indices or peer groups.

      Annual salary adjustments are determined by evaluating ArQule’s financial performance and the performance of aspects of the business under the control of the particular executive officer. Where appropriate, we also consider non-financial performance measures. These non-financial performance measures may include such factors as leadership effectiveness, efficiency gains, new responsibilities assumed by the executive, quality improvements and improvements in relations with collaborators and employees. No particular weight is given to any of these non-financial factors.

      The base salary for 2003 for each of the executive officers, including Dr. Hill, was based on the performance of the individual as well as a review of compensation paid to persons holding comparable positions in other biotechnology companies. Dr. Hill was paid $410,616 in base salary during 2003. This base salary reflected Dr. Hill’s performance as Chief Executive Officer of the Company, regional salary competition in the biotechnology sector and achievement of objectives set by the Board of Directors.

      Performance-based Bonuses. We believe that a significant part of overall cash compensation for senior executives should be “at risk,” i.e., contingent upon successful implementation of the Company’s strategy. Individuals with the greatest influence on Company-wide performance should have the largest amount of cash benefits at risk. Cash bonuses represent a percentage of fixed salary. In determining the target percentage for the bonus of a particular executive, we consider salary survey data and level of strategic contribution to the Company’s performance. Individual bonus payments are determined after consideration of each executive’s individual performance and that of the Company as a whole, generally on a calendar-year basis. Bonuses granted to Mr. Jacobs and Mr. Hastings in 2003 (in respect of performance during 2002) were based primarily on achievement of objectives set for them and their respective departments. Because the Company’s performance in 2002 led to restructuring of the Company and a significant reduction in employees, the Compensation and Nominating Committee determined it was not appropriate to award Dr. Hill a bonus in 2003.

      Stock Options. We grant stock options to executive officers under the Amended and Restated 1994 Equity Incentive Plan. Stock options are granted with an exercise price equal to the closing price of our common stock as reported by the Nasdaq National Market on the last trading day prior to the date of grant and vest over various periods of time, normally four years or upon the achievement of specified milestones. Stock option grants are designed to encourage the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation is achieved, and, once achieved, is maintained and increased. Accordingly, stock option grants align the interests of executive officers and employees with those of stockholders. In determining the amount of these grants, we evaluate the job level of the executive, responsibilities to be assumed in the upcoming year, and responsibilities in prior years, and also take into account the size of the officer’s awards in the past. After consideration of all of these factors, Dr. Hill was awarded an option for 60,000 shares in 2003.

      Deduction for Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), denies deduction for certain compensation in excess of $1,000,000 paid to executive officers, unless certain performance, disclosure, stockholder approval and other requirements are met. The Compensation and Nominating Committee is monitoring the effects of the Company’s compensation programs with regard to Code Section 162(m). To date, the Company has not suffered a loss of compensation deduction as a result of the $1,000,000 limitation. The Compensation and Nominating Committee reserves the right to design programs that recognize a full range of performance criteria critical to the Company’s success, even where the compensation paid under such programs may not be deductible.

      Employment Contracts. In order to remain competitive in recruiting senior executives, the Compensation and Nominating Committee will, on a case-by-case basis, recommend that the Company enter into employment contracts with its executive officers. Such contracts may include severance benefits and protection in case of a change in control of the Company. Such benefits may exceed those available to our employees generally. For more information about our existing employment contracts, see the descriptions under the caption below, “EXECUTIVE EMPLOYMENT AGREEMENTS.”

      Conclusion. As described above, a very significant portion of ArQule’s executive compensation is linked directly to individual and corporate performance and stock price appreciation. We intend to continue the policy of linking executive compensation to ArQule’s performance and returns to its stockholders. We apply a similar analysis in setting compensation for members of the Company’s Board of Directors. For more information about our existing director compensation, see the descriptions under the caption above, “Director Compensation.”

By the Compensation and Nominating Committee,
Laura Avakian, Chairwoman Ariel Elia Patrick J. Zenner

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table summarizes the compensation paid to or earned by our Chief Executive Officer and our other executive officers whose salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2003. We refer to these persons as the named executive officers.

					Long-Term
					Compensation
		Annual Compensation			Awards

				Other Annual	Securities
				Compensation	Underlying
Name and Principal Position	Year	Salary($)	Bonus(1)	($)	Options(#)(2)

Dr. Stephen A. Hill	2003	$410,616	$226,600	—	60,000
President and Chief Executive Officer	2002	$398,462	—	—	40,000
	2001	$376,526	$100,000	—	80,000

Andrew Uprichard (3)	2003	$297,696	—	—	25,000
Vice President and Chief Operating	2002	$122,692	$25,000	—	135,000
Officer

J. David Jacobs, Esq. (4)	2003	$221,723	$45,000	—	25,000
Vice President, Legal, General Counsel	2002	$216,000	$8,000	—	7,500
and Secretary	2001	$121,219	—	$117,063 (5)	46,000

David C. Hastings, CPA (6)	2003	$147,111	—	—	20,000
Vice President and Chief Financial	2002	$183,985	$14,000	—	15,000
Officer	2001	$173,346	$32,000	—	45,000

(1)	These amounts were earned for the year indicated and paid in the following year, except for Dr. Uprichard whose 2002 bonus was paid in 2002.

(2)	These options were granted in the year indicated.

(3)	Dr. Uprichard resigned in December 2003.

(4)	Mr. Jacobs commenced employment with the Company as Vice President, Legal, General Counsel and Secretary in June 2001.

(5)	This amount consists of reimbursement of relocation expenses incurred by Mr. Jacobs during the fiscal year ended December 31, 2001 in connection with joining ArQule.

(6)	Mr. Hastings resigned in October 2003.

Stock Option Grants in Last Fiscal Year

      The following table sets forth certain information regarding options granted by the Company during the fiscal year ended December 31, 2003 to the named executive officers:

						Potential Realizable
						Value of Assumed
	Number of	Percent of				Annual Rates of Stock
	Securities	Total Options				Price Appreciation for
	Underlying	Granted	Exercise or			Option Term(3)
	Options	Employees in	Base Price	Expiration
	Granted(#)(1)	Fiscal Year	($/Share)(2)	Date		5%($)	10%($)

Dr. Stephen A. Hill	60,000	6.49%	$3.08	1/16/2013		$286,685	$435,749
Dr. Andrew Uprichard	25,000	2.70%	$3.08	3/1/2004	(4)	$119,452	$181,562
J. David Jacobs	25,000	2.70%	$3.08	1/16/2013		$119,452	$181,562
David C. Hastings	20,000	2.16%	$3.08	1/3/2004	(4)	$95,562	$145,250

(1)	These amounts represent stock option awards made in 2003 in respect of Company performance and management’s achievement of specific goals in 2002. These options were granted under our Amended and Restated 1994 Equity Incentive Plan and, if the employee remains with the Company, become exercisable as to 25% of the shares on each of January 16, 2004, 2005, 2006 and 2007.

(2)	The exercise price of these options is equal to the closing price of the common stock as reported by the Nasdaq National Market on the last trading day prior to the date the options were granted.

(3)	The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the Securities and Exchange Commission (“SEC”) and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock.

(4)	These options expired ninety days after the employee left the Company.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth certain information concerning exercisable and unexercisable stock options held by the named executive officers as of December 31, 2003. None of the named executives exercised stock options during 2003.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options at
	Options at Fiscal Year-End		Fiscal Year-End(1)

	Exercisable	Unexercisable	Exercisable	Unexercisable

Dr. Stephen A. Hill	400,000	140,000	$81,600	—
Dr. Andrew Uprichard	33,750	0	—	—
J. David Jacobs	24,875	53,625	—	—
David C. Hastings	71,250	0	—	—

(1)	Based on the difference between the exercise price of options and the closing price of the underlying shares of common stock on December 31, 2003 as reported by the Nasdaq National Market ($4.88).

      The following table sets forth summary information concerning our equity compensation plans in effect as of the end of fiscal 2003 that provide for the grant to employees of options to purchase our common stock.

	(a)	(b)	(c)

	Number of	Weighted-	Number of Securities
	Securities to be	Average Exercise	Remaining Available for
	Issued Upon	Price of	Future Issuance Under
	Exercise of	Outstanding	Equity Compensation
	Outstanding	Options,	Plans (Excluding
	Options, Warrants	Warrants and	Securities Reflected in
Plan Category	and Rights	Rights	Column (a))

Equity compensation plans approved by security holders	3,895,918	$9.24	1,842,595
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	3,895,918	$9.24	1,842,595

Executive Employment Agreements

      We currently have employment agreements with Dr. Hill and Mr. Jacobs.

      In January 2004 we entered into an employment agreement with Dr. Hill which superceded and replaced an earlier agreement signed in April 1999. Pursuant to the latest agreement, we agreed to employ him as our President and Chief Executive Officer during the term of the agreement at an initial annual base salary of $412,000. The base salary is subject to annual review and upward adjustment by the Board of Directors. Dr. Hill is also eligible to receive a discretionary annual cash bonus based on a target amount established by the Board and on Company and individual performance. The agreement provides for continued employment until terminated by either party. If Dr. Hill is terminated without cause, as defined in the agreement, we will be required to make a one-time payment to him equal to twice his annual base salary in effect at the time of termination, plus twice his average annual bonus for the preceding two years, plus the cost of continuing to provide him with insurance and other benefits for a period of one year. For the purposes of the agreement, “termination without cause” includes a reduction in Dr. Hill’s responsibilities, title or cash compensation, relocation of our operations beyond a radius of fifty miles from our current location or failure of a successor in interest to the Company to assume the obligations of the Company under the Agreement. In the event the Company terminates or is deemed to terminate the agreement without cause within one year of a “change in control” of the Company (as defined in the agreement), Dr. Hill’s stock options will immediately become exercisable without regard to the original vesting schedule.

      In January 2004 we entered into an employment agreement with Mr. Jacobs which superceded and replaced an earlier agreement signed in June 2001. Pursuant to the latest agreement, we agreed to employ him as our Vice President, Legal, General Counsel and Secretary during the term of the agreement at an initial annual base salary of $222,480. The base salary is subject to annual review and upward adjustment by the Board of Directors. Mr. Jacobs is also eligible to receive a discretionary annual cash bonus based on a target amount established by the Board and on Company and individual performance. The agreement provides for continued employment until terminated by either party. If Mr. Jacobs is terminated without cause, as defined in the agreement, we will be required to make a one-time payment to him equal to his annual base salary in effect at the time of termination, plus his average annual bonus for the preceding two years, plus the cost of continuing to provide him with insurance and other benefits for a period of one year. For the purposes of the agreement, “termination without cause” includes a reduction in Mr. Jacobs’ responsibilities, title or cash compensation, relocation of our operations beyond a radius of fifty miles from our current location or failure of a successor in interest to the Company to assume the obligations of the Company under the Agreement. In the event the Company terminates or is deemed to terminate the agreement without cause within one year of a “change in control” of the Company (as defined in the agreement), Mr. Jacobs’ stock options will immediately become exercisable without regard to the original vesting schedule.

      In May 2002, we entered into an employment agreement with Dr. Uprichard to serve as our Vice President and Chief Operating Officer, at an initial annual base salary of $290,000. The agreement provided for employment at will until terminated by us, provided that if Dr. Uprichard was terminated without cause Dr. Uprichard would be entitled to receive his base salary and benefits for a period of one year. In December 2003, Dr. Uprichard’s position was eliminated as part of a corporate restructuring and severance benefits have been paid in accordance with the agreement.

Report of the Audit Committee

      In the course of its oversight of the Company’s financial reporting process, the Audit Committee of the Board of Directors has (i) reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2003, (ii) discussed with PricewaterhouseCoopers LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and (iii) received the written disclosures and the letter from the auditors required by Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.

      Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

By the Audit Committee, Timothy C. Barabe, Chairman Tuan Ha-Ngoc Patrick J. Zenner

PROPOSAL 2 — AMENDMENTS TO OUR AMENDED AND RESTATED

1994 EQUITY INCENTIVE PLAN

General

      We are soliciting approval by our stockholders of amendments to our Amended and Restated 1994 Equity Incentive Plan, referred to as the Equity Plan, (i) to increase the aggregate number of shares of common stock that may be issued under the plan by 600,000 shares from 7,700,000 to 8,300,000 shares, and (ii) to extend the ten-year time limit during which incentive stock options may be granted from ten years from October 28, 1994 to ten years from May 19, 2004, the date of the Annual Meeting.

      The purpose of the amendments is to ensure that adequate shares of common stock are available to issue to eligible persons in the future and to ensure that we can continue to issue incentive stock options under the Equity Plan after its current October 28, 2004 expiration date.

      The following summary of the material terms of the Equity Plan, as proposed to be amended, is qualified by reference to the full text of the Equity Plan. A copy of the Equity Plan is attached to this Proxy Statement as Appendix A. You may also request and obtain a copy by writing to ArQule at 19 Presidential Way, Woburn, MA 01801, Attn.: Louise A. Mawhinney, Chief Financial Officer. Unless otherwise specified, capitalized terms used in this discussion have the meanings assigned to them in the Equity Plan.

      The purpose of the Equity Plan is to attract and retain key employees and consultants and to provide an incentive for these persons to achieve long-range performance goals. The Equity Plan currently permits us to grant “Awards” to our employees and consultants, including incentive and non-statutory stock options, stock appreciation rights, performance shares, restricted stock, shares of stock units and other stock-based awards. To date, we have granted only incentive stock options, non-statutory stock options and, to a limited extent, restricted stock under the Equity Plan. Currently, we plan to issue only stock options under the Equity Plan but wish to retain the flexibility to make Awards in other forms.

      On April 7, 2004, our Board of Directors voted to amend the Equity Plan, subject to stockholder approval, in order (i) to increase the maximum aggregate number of shares of common stock that may be issued under the plan by 600,000 shares from 7,700,000 to 8,300,000 shares, and (ii) to extend the ten-year time limit during which incentive stock options and other Awards may be granted from ten years from October 28, 1994 to ten years from May 19, 2004, the date of the Annual Meeting.

      If the proposed amendments are approved, Awards may be granted under the Equity Plan for up to a total of 8,300,000 shares of common stock, subject to adjustment for stock splits and similar capital changes. We last increased the number of shares of common stock reserved for issuance under the Equity Plan in May 2002. As of April 2, 2004, 265 employees and approximately 9 consultants were eligible to participate in the Equity Plan and options to purchase an aggregate of 9,794,724 shares of common stock had been granted. Pursuant to the Equity Plan, 521,547 restricted shares of common stock have been issued, of which 48,444 restricted shares have been cancelled. Options to purchase 3,310,059 shares have been cancelled, options to purchase 2,259,169 shares have been exercised, and options to purchase 4,225,496 shares remained outstanding, leaving 1,215,335 shares available for issuance of new options under the Equity Plan. The closing price of our common stock as reported by the Nasdaq National Market on April 2, 2004 was $6.90.

      The Equity Plan currently provides that incentive stock options may not be granted more than ten years after the Effective Date of October 28, 1994, or after October 28, 2004. If the amendments are approved, the Equity Plan will provide that we may grant incentive stock options until May 19, 2014 (ten years after the date that the amendments are approved by the stockholders at the Annual Meeting).

      The selection of persons who receive Awards under the Equity Plan and the size and types of Awards are generally determined by the Compensation and Nominating Committee (or other committee of at least two members of the Board appointed to administer the Equity Plan) or an individual to whom the Compensation and Nominating Committee has delegated its authority. As of the date hereof, the “Committee” referred to in the Equity Plan is the Compensation and Nominating Committee. The Company does not believe that the proposed amendments to the Equity Plan would have affected the number or types of Awards that were awarded in 2003. Future grants are not presently determinable, and it is not possible to predict the benefits or amounts that will be received by or allocated to particular individuals or groups in 2004. However, if the amendments are not approved the total amount of options awarded may be curtailed. In addition, the Company could not grant incentive stock options after October 28, 2004 if the amendments are not approved, although it could continue to grant other types of Awards, including non-statutory stock options.

      All shares available for grant under the Equity Plan can be used for Awards in the form of options, restricted stock, stock appreciation rights, performance shares, stock units and other rights having a common stock element.

Administration and Eligibility

      Awards are made by the Compensation and Nominating Committee. All employees and, in the case of Awards other than incentive stock options, consultants of the Company or any affiliate, capable of contributing significantly to the successful performance of the Company, are eligible to participate in the Equity Plan.

      Options under the Equity Plan are granted at the discretion of the Compensation and Nominating Committee, which determines the recipients and establishes the terms and conditions of each Award, including the exercise price, the form of payment of the exercise price, the number of shares subject to the option and the time at which the option becomes exercisable. However, the exercise price of any incentive stock option granted under the Equity Plan may not be less than the fair market value of the common stock on the date of grant and the term of any such option cannot be greater than 10 years. The exercise price of any non-statutory stock option is determined by the Compensation and Nominating Committee.

      Subject to certain limitations, the Compensation and Nominating Committee may delegate to one or more of our executive officers the power to make Awards to participants who are not subject to Section 16 of the Securities Exchange Act of 1934 or “covered employees” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In July 2001 the Compensation and Nominating Committee granted such authority to Dr. Hill.

Federal Income Tax Consequences Relating to Stock Options

      The following discussion briefly summarizes certain federal income tax consequences of options granted, and restricted stock awarded, under the Equity Plan and does not attempt to describe all possible federal or any foreign, state, local or other tax consequences related to options or restricted stock or tax consequences based upon particular circumstances.

      Incentive Stock Options. A participant who is granted an incentive stock option will not recognize income on the grant or exercise of the option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a participant does not exercise an incentive stock option within certain specified periods after termination of employment, the participant will recognize ordinary income on the exercise of the incentive stock option in the same manner as on the exercise of a non-statutory stock option, as described below.

      The general rule is that gain or loss from the sale or exchange of shares of common stock acquired on the exercise of an incentive stock option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the participant generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

      Non-statutory Stock Options. A participant generally is not required to recognize income on the grant of a non-statutory stock option. Instead, ordinary income generally is required to be recognized on the date the non-statutory stock option is exercised. In general, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares of common stock on the date of exercise over the exercise price.

      Restricted Stock. Shares of restricted stock awarded under the Equity Plan will be subject to a substantial risk of forfeiture for the period of time specified in the Award. Unless a participant who is granted shares of restricted stock makes an election under Section 83(b) of the Code as described below, the participant generally is not required to recognize ordinary income on the award of restricted stock. Instead, on the date the substantial risk of forfeiture lapses, the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares of restricted stock on such date over the amount, if any, paid for such shares. If a participant makes a Section 83(b) election to recognize ordinary income on the date the shares of restricted stock are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the substantial risk of forfeiture lapses.

      Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares of common stock granted or awarded under the Equity Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares of common stock acquired upon exercise of an incentive stock option (a “disqualifying disposition”), a participant generally will be required to recognize ordinary income upon such disposition.

      Deductibility by Company. The Company generally is not allowed a deduction in connection with the grant or exercise of an incentive stock option. However, if a participant is required to recognize ordinary income as a result of a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a non-statutory stock option (including an incentive stock option that is treated as a non-statutory stock option, as described above) or a restricted stock award, the Company will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the participant.

      Parachute Payments. Where payments that are contingent on a change in control exceed limits specified in the Code, a payee generally is liable for a 20 percent excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. If the exercise date of an option granted, or the vesting date of restricted stock awarded, under the Equity Plan is accelerated by a change in control of the Company, such acceleration of the exercise or vesting date would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

Vote Required

      The affirmative vote of a majority of the total votes cast and entitled to vote on this proposal is necessary for approval of the amendment to the Equity Plan. If you submit a proxy without direction as to a vote on this matter, the proxy will be voted “FOR” the proposal. Abstentions will have the effect of a vote against this proposal. Broker non-votes will not be treated as shares entitled to vote and will have no effect on the outcome of the vote on this proposal.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL 3 — AMENDMENT TO OUR AMENDED AND RESTATED

1996 DIRECTOR STOCK OPTION PLAN

General

      We are soliciting approval of an amendment to our Amended and Restated 1996 Director Stock Option Plan, referred to as the Director Plan, to increase the maximum number of shares available for awards made under the Plan from 290,500 to 350,000. The following summary of the material terms of the Director Plan, as proposed to be amended, is qualified by reference to the full text of the Director Plan. Unless otherwise specified, capitalized terms used in this discussion have the meanings assigned to them in the Director Plan. A copy of the Director Plan is attached to this Proxy Statement as Appendix B. You may also request and obtain a copy by writing to ArQule at 19 Presidential Way, Woburn, MA 01801, Attn.: Louise A. Mawhinney, Chief Financial Officer. Unless otherwise specified, capitalized terms used in this discussion have the meanings assigned to them in the Director Plan.

      The purpose of the amendment is to ensure that adequate shares of common stock are available to issue to eligible directors in the future.

      The purpose of the Director Plan is to attract and retain qualified non-employee directors to serve on our board of directors and to encourage stock ownership of our common stock by such directors so as to provide additional incentives to promote our success. On April 7, 2004, our Board of Directors voted to amend the Director Plan, subject to stockholder approval, to increase the maximum aggregate number of shares of common stock issuable under the Director Plan by 60,000 shares to an aggregate of 350,500 shares (subject to adjustment for stock splits and similar capital changes).

      If the proposed amendment is approved, the Director Plan would authorize the grant of non-statutory stock options for the purchase of a maximum of 350,500 shares of common stock, subject to adjustment for stock splits and similar capital changes, to eligible directors as defined below.

      We last increased the number of shares of common stock available under the Director Plan in May 2002. As of April 2, 2004, options to purchase an aggregate of 222,500 shares of common stock had been granted under the Director Plan, of which no options to purchase shares have been cancelled, leaving 68,000 shares available for future grants.

      We granted an aggregate of 35,000 options under the Director Plan during 2003. As grants under the Director Plan are automatic in prescribed amounts, the amendment would not have affected the number of options granted pursuant to the Director Plan in 2003. However, if the amendment is not approved, the total amount of options granted in the future may be curtailed, particularly if the number of directors increases.

Administration and Eligibility

      All of our non-employee directors, currently six directors, are eligible to participate in the Director Plan. Pursuant to the Director Plan, an option to purchase 10,000 shares of common stock is automatically granted to each non-employee director at the time that he or she is first elected or appointed to the board of directors. This initial option becomes exercisable as to 3,334 shares on the date of the Company’s next annual meeting of stockholders following the date of grant and as to 3,333 shares on the date of each of the next two annual meetings of stockholders.

      In addition, at each annual meeting of stockholders, each eligible director serving as a member of the board of directors prior to and immediately after such annual meeting is automatically granted an immediately exercisable option to purchase 5,000 shares of common stock (whether the director is a nominee for election at such annual meeting).

      The exercise price of options granted under the Director Plan is the closing price of our common stock on the Nasdaq National Market on the trading date preceding the grant, and the term of each option granted under the Director Plan is ten years from the date of grant.

Federal Income Tax Consequences Relating to Director Plan Options

      Options granted under the Director Plan are non-statutory stock options. Please refer to the discussion of the tax consequences relating to non-statutory stock options under the section above entitled “PROPOSAL 2 — AMENDMENTS TO OUR AMENDED AND RESTATED 1994 EQUITY INCENTIVE PLAN.”

Vote Required

      The affirmative vote of a majority of the total votes cast and entitled to vote on this proposal will constitute approval of the amendment to the Director Plan. If you submit a proxy without direction as to a vote on this matter, the proxy will be voted “FOR” the proposal. Abstentions will have the effect of a vote against this proposal. Broker non-votes will not be treated as shares entitled to vote and will have no effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

      In 2003, the Compensation and Nominating Committee initially consisted of Ms. Avakian, Dr. Cautreels and Mr. Elia. In May 2003, Dr. Cautreels left the Committee and Mr. Zenner joined it.

      Dr. Cautreels has been the Global Head of Research and Development of Solvay Pharmaceuticals B.V. since May 1998 and has been one of our directors since September 1999. In November 1995, we entered into a five-year agreement with Solvay Duphar B.V., which was superseded by an amended and restated agreement with Solvay Pharmaceuticals B.V. in January 2001 extending the collaboration through December 31, 2003. As of December 31, 2003, we have received $20.7 million under the original and amended agreements, both of which are complete. Solvay is committed to make additional payments if we achieve certain development milestones and to pay royalties on sales of any drugs that result from the relationship. In connection with the original collaboration, an affiliate of Solvay, Physica B.V., made a $7 million equity investment in ArQule.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      See “Compensation and Nominating Committee Interlocks and Insider Participation” described above.

SHARE OWNERSHIP

      The following table and footnotes set forth certain information regarding the beneficial ownership of the Company’s common stock as of April 2, 2004 by (i) persons known by us to be beneficial owners of more than 5% of our common stock, (ii) our named executive officers, (iii) our directors and nominees for election as director, and (iv) all current executive officers and directors as a group.

	Shares Beneficially
	Owned (1)

5% Stockholders	Number	Percent

Ampersand Ventures (1)	2,720,432	9.47%
55 William Street, Suite 240
Wellesley, Massachusetts 02481
BV Partners L.P. (2)	2,579,023	9.01%
227 West Monroe Street, Suite 4800
Chicago, Illinois 60606
Dimensional Fund Advisors Inc. (3)	1,500,090	5.22%
1299 Ocean Ave, 11th Floor
Santa Monica, California 90401
Pfizer Inc. (4)	3,273,679	11.39%
235 East 42nd Street
New York, New York 10017-5755

Directors and Executive Officers
Laura Avakian (5)	24,300	*
Timothy Barabe (6)	17,300	*
Werner Cautreels, Ph.D. (7)	23,000	*
Ariel Elia (8)	65,000	*
Tuan Ha-Ngoc (9)	23,000	*
Patrick Zenner (10)	10,000	*
Stephen A. Hill, M.D. (11)	459,800	*
J. David Jacobs (12)	33,763	*
All current directors and executive officers as a group (10 persons) (13)	1,160,420	4.04%

*	Indicates less than 1%. The persons and entities named in the table have sole voting and investment power with respect to the shares beneficially owned by them, except as noted below. Share numbers include shares of common stock issuable pursuant to outstanding options that may be exercised within sixty (60) days after April 2, 2004.

(1)	These shares are beneficially owned by Ampersand Ventures, a corporation organized under the laws of Delaware based on the Form 4 filed by Ampersand Ventures with the SEC on January 20, 2004.

(2)	These shares are beneficially owned by BV Partners L.P., based on the Statement of Changes in Beneficial Ownership on Form 4 filed by BV Partners L.P. with the SEC on March 11, 2003. BV Partners L.P. is the designated filer on behalf of itself, Biotechnology Value Fund, L.P., Biotechnology Value Fund II, BVF Investments L.L.C. and BVF Inc. Percentage of ownership stated as of filing date.

(3)	Based on a Schedule 13G/ A filed with the SEC on February 6, 2004. Percentage of ownership stated as of filing date. Dimensional Fund Advisors Inc. (“Dimensional”) possesses voting and/or investment power over the reported shares in its role as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). All shares listed in the table are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares.

(4)	These shares were issued to Pfizer Holdings Europe, Latouche House, International Financial Services Centre, Dublin 1, Ireland, a subsidiary of Pfizer Inc.

(5)	Consists of (i) 1,300 shares of common stock, and (ii) 23,000 shares of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 2, 2004. Ms. Avakian and her husband share voting and dispositive power over 1,000 of the 1,300 shares of common stock.

(6)	Consists of (i) 3,800 shares of common stock, and (ii) 13,500 shares subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 2, 2004.

(7)	Consists solely of 23,000 shares of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 2, 2004.

(8)	Consists of (i) 40,000 shares of common stock, and (ii) 25,000 shares of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 2, 2004.

(9)	Consists solely of 23,000 shares of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 2, 2004.

(10)	Consists solely of 10,000 shares of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 2, 2004.

(11)	Consists of (i) 4,800 shares of common stock, and (ii) 455,000 shares of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 2, 2004.

(12)	Consists of (i) 388 shares of common stock, and (ii) 33,000 of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 2, 2004.

(13)	Consists of (i) 524,370 shares of common stock, and (ii) 634,250 of common stock subject to options that are presently exercisable or will become exercisable within sixty (60) days of April 2, 2004 and includes holdings of current executive officers not included in 2003 compensation and share ownership tables for 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Our executive officers and directors are required under Section 16(a) of the Securities and Exchange Act of 1934 (the “Exchange Act”) to file reports of ownership and changes in ownership of our securities with the SEC. Copies of those reports must also be furnished to us.

      Except as noted below, based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that during 2003, our executive officers and directors complied with all applicable Section 16(a) filing requirements. During 2003, a grant of employee stock options to each of Andrew Uprichard, Stephen Hill, J. David Jacobs and David Hastings were not reported timely on Form 4. All such required filings have since been made.

INFORMATION CONCERNING AUDITORS

      The firm of PricewaterhouseCoopers LLP, independent accountants, has audited our accounts since our inception and will do so for 2004. The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP to serve as our independent auditors for the fiscal year ending December 31, 2004. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

      The fees for services provided by PricewaterhouseCoopers LLP to us in 2003 and 2002 were (i) audit-related fees in connection with financial reviews of acquisition candidates and audits of our employee benefit plans, and (ii) tax fees related to the preparation of federal, state and foreign tax returns and resolution of various tax compliance issues.

	2003	2002

Audit Fees	$141,000	$122,000
Audit-Related Fees	218,050	49,500
Tax Fees	41,470	42,231
All Other Fees	—	—

Total	$400,520	$213,731

      The Audit Committee does not have any pre-approval policies or procedures for services by PricewaterhouseCoopers LLP. The audit committee pre-approves each proposed service to be provided by PricewaterhouseCoopers LLP on a case-by-case basis.

STOCKHOLDER PROPOSALS

      Assuming our 2005 Annual Meeting of Stockholders is not more than 30 days before or 30 days after May 19, 2005, if you wish to bring business before the 2005 Annual Meeting of Stockholders and to have such proposal included in the proxy statement and card related to that meeting, you must give written notice to ArQule by December 14, 2004 (the date 120 days before the anniversary of the date the 2004 proxy statement was mailed to stockholders).

      If you intend to bring such a proposal at the 2005 Annual Meeting outside the SEC’s shareholder proposal rules, or wish to propose a director nomination at the 2005 Annual Meeting, you must provide written notice to ArQule of such proposal or nomination by March 5, 2005 (the date 75 days before the anniversary of the 2004 Annual Meeting).

      Notices of stockholder proposals and nominations should be given in writing to Louise A. Mawhinney, Chief Financial Officer, ArQule, Inc., 19 Presidential Way, Woburn, Massachusetts, 01801.

OTHER MATTERS

      The Board of Directors does not know of any business to come before the Annual Meeting other than the matters described in the Notice of Annual Meeting. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares represented thereby in their discretion.

      ANY HOLDER OR BENEFICIAL OWNER OF THE COMPANY’S COMMON STOCK MAY OBTAIN A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR COPIES OF OUR ANNUAL REPORT ON FORM 10-K SHOULD BE ADDRESSED TO LOUISE A. MAWHINNEY, CHIEF FINANCIAL OFFICER, ARQULE, INC., 19 PRESIDENTIAL WAY, WOBURN, MASSACHUSETTS, 01801. IN ADDITION, OUR ANNUAL REPORT MAILED TO STOCKHOLDERS CONTAINS THE FULL TEXT OF OUR FILING ON FORM 10-K.

APPENDIX A

ARQULE, INC.

Amended and Restated

1994 Equity Incentive Plan

Section 1.     Purpose

      The purpose of the Plan is to attract and retain key employees and consultants of the Company and its Affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company. Independent contractors and leased employees of the Company shall not be eligible to participate in the Plan notwithstanding that they may be deemed to be “common law” employees of the Company for other purposes.

Section 2.     Definitions

      “Affiliate” means any business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company. For purposes hereof, “Control” (and with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation “control” shall mean, among other things, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting stock. In the case of an Incentive Stock Option, the term “Affiliate” shall not include any entity which is not either a “parent corporation” or a “subsidiary corporation,” both as defined in Section 424 of the Code, with respect to the Company.

      “Award” means any Option, Stock Appreciation Right, Performance Share, Restricted Stock, Stock Unit or Other Stock-Based Award awarded under the Plan or any Award previously granted under the 1994 Equity Incentive Plan of the Company or the Amended and Restated 1994 Equity Incentive Plan of the Company as in effect prior to date this Plan was adopted by the Board of Directors.

      “Board” means the Board of Directors of the Company.

      “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor to such Code.

      “Committee” means a committee of not fewer than two members of the Board appointed by the Board to administer the Plan. If a Committee is authorized to grant Options to a Reporting Person or a “covered employee” within the meaning of Section 162(m) of the Code, each member shall be a “non-employee director” or the equivalent within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” or the equivalent within the meaning of Section 162(m) of the Code, respectively. Until such committee is appointed, “Committee” means the Board.

      “Common Stock” or “Stock” means the Common Stock, $0.01 par value, of the Company.

      “Company” means ArQule, Inc.

      “Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation of a beneficiary by a Participant, “Designated Beneficiary” shall mean (i) the Participant’s estate, if such amounts or rights are, under applicable law, deemed to be part of the Participant’s estate, or (ii) such person who acquired the right to receive amounts due or exercise rights of the Participant by bequest or inheritance.

      “Effective Date” means October 28, 1994.

      “Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

      “Incentive Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is intended to meet the requirements of Section 422 of the Code or any successor provision and is designated by the Committee as such.

      “Nonstatutory Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is not intended to be an Incentive Stock Option.

      “Option” means an Incentive Stock Option or a Nonstatutory Stock Option.

      “Other Stock-Based Award” means an Award, other than an Option, Stock Appreciation Right, Performance Share, Restricted Stock or Stock Unit, having a Common Stock element and awarded to a Participant under Section 11.

      “Participant” means, subject to Section 4 hereof, a person selected by the Committee to receive an Award under the Plan.

      “Performance Cycle” or “Cycle” means the period of time selected by the Committee during which performance is measured for the purpose of determining the extent to which an award of Performance Shares has been earned.

      “Performance Shares” mean shares of Common Stock, which may be earned by the achievement of performance goals, awarded to a Participant under Section 8.

      “Reporting Person” means a person subject to Section 16 of the Securities Exchange Act of 1934 or any successor provision.

      “Restricted Period” means the period of time selected by the Committee during which an Award may be forfeited to the Company pursuant to the terms and conditions of such Award.

      “Restricted Stock” means shares of Common Stock subject to forfeiture awarded to a Participant under Section 9.

      “Stock Appreciation Right” or “SAR” means a right to receive any excess in value of shares of Common Stock over the exercise price awarded to a Participant under Section 7.

      “Stock Unit” means an award of Common Stock or units that are valued in whole or in part by reference to, or otherwise based on, the value of Common Stock, awarded to a Participant under Section 10.

      “Ten-Percent Stockholder” shall mean a Participant who, at the time of grant of an Incentive Stock Option, owns, applying Section 424(d) of the Code, stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or a “parent corporation” or “subsidiary corporation” (both as defined in Section 424 of the Code) with respect to the Company.

Section 3.     Administration

      The Plan shall be administered by the Committee. The Committee shall have authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan, subject to the provisions of the Plan, to grant Awards to Participants and determine the terms of all such Awards, to determine the identity of a Participant’s Designated Beneficiary and to determine the identity of a Participant’s (or Designated Beneficiary’s) legal representative in the event such person becomes legally disabled. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or covered employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

Section 4.     Eligibility

      All employees and, in the case of Awards other than Incentive Stock Options, any consultant of the Company or any Affiliate, capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan.

Section 5.     Stock Available for Awards

      (a) Subject to adjustment under subsection (b), Awards may be made under the Plan for up to 8,300,000 shares of Common Stock. If any Award in respect of shares of Common Stock expires or is terminated unexercised or is forfeited without the Participant having had the benefits of ownership (other than voting rights), the shares subject to such Award, to the extent of such expiration, termination or forfeiture, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

      (b) In the event that the Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required or desirable in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee (subject, in the case of Incentive Stock Options, to any limitation required under the Code) may in its discretion equitably adjust any or all of, or provide substitution for, (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

Section 6.     Stock Options

      (a) Subject to the provisions of the Plan, the Committee may award Incentive Stock Options and Nonstatutory Stock Options and determine the number of shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and comply with Section 422 of the Code or any successor provision and any regulations thereunder, and no Incentive Stock Option may be granted hereunder more than ten years after May 19, 2004.

      (b) The Committee shall establish the option price at the time each Option is awarded, which price shall not be less than 100% (110% in the case of a Ten-Percent Stockholder) of the Fair Market Value of the Common Stock on the date of award with respect to Incentive Stock Options. Nonstatutory Stock Options may be granted at such prices as the Committee may determine.

      (c) Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable Award or thereafter, provided, however, that an Incentive Stock Option may not be exercised more than ten years (five years in the case of a Ten-Percent Stockholder) from the date of award. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

      (d) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the award of the Option, by delivery of a note or shares of Common Stock owned by the optionee, including Restricted Stock, or by retaining shares otherwise issuable pursuant to the Option, in each case valued at their Fair Market Value on the date of delivery or retention, or such other lawful consideration as the Committee may determine.

      (e) The Committee may provide that, subject to such conditions as it considers appropriate, upon the delivery or retention of shares to the Company in payment of an Option, the Participant automatically be awarded an Option for up to the number of shares so delivered.

Section 7.     Stock Appreciation Rights

      (a) Subject to the provisions of the Plan, the Committee may award SARs in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised. SARs granted in tandem with Options shall have an exercise price not less than the exercise price of the related Option. SARs granted alone and unrelated to an Option may be granted at such exercise prices as the Committee may determine.

      (b) An SAR related to an Option, which SAR can only be exercised upon or during limited periods following a change in control of the Company, may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the change in control or paid during the thirty-day period immediately preceding the occurrence of the change in control in any transaction reported in the stock market in which the Common Stock is normally traded.

Section 8.     Performance Shares

      (a) Subject to the provisions of the Plan, the Committee may award Performance Shares and determine the number of such shares for each Performance Cycle and the duration of each Performance Cycle. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other. The payment value of Performance Shares shall be equal to the Fair Market Value of the Common Stock on the date the Performance Shares are earned or, in the discretion of the Committee, on the date the Committee determines that the Performance Shares have been earned.

      (b) The Committee shall establish performance goals for each Cycle, for the purpose of determining the extent to which Performance Shares awarded for such Cycle are earned, on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. During any Cycle, the Committee may adjust the performance goals for such Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

      (c) As soon as practicable after the end of a Performance Cycle, the Committee shall determine the number of Performance Shares that have been earned on the basis of performance in relation to the established performance goals. The payment values of earned Performance Shares shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable thereafter. The Committee shall determine, at or after the time of award, whether payment values will be settled in whole or in part in cash or other property, including Common Stock or Awards.

Section 9.     Restricted Stock

      (a) Subject to the provisions of the Plan, the Committee may award shares of Restricted Stock and determine the duration of the Restricted Period during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

      (b) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company.

At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary.

Section 10.     Stock Units

      (a) Subject to the provisions of the Plan, the Committee may award Stock Units subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment rules as the Committee shall determine.

      (b) Shares of Common Stock awarded in connection with a Stock Unit Award shall be issued for no cash consideration or such minimum consideration as may be required by applicable law.

Section 11.     Other Stock-Based Awards

      (a) Subject to the provisions of the Plan, the Committee may make other awards of Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock, including without limitation convertible preferred stock, convertible debentures, exchangeable securities and Common Stock awards or options. Other Stock-Based Awards may be granted either alone or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan.

      (b) The Committee may establish performance goals, which may be based on performance goals related to book value, subsidiary performance or such other criteria as the Committee may determine, Restricted Periods, Performance Cycles, conversion prices, maturities and security, if any, for any Other Stock-Based Award. Other Stock-Based Awards may be sold to Participants at the face value thereof or any discount therefrom or awarded for no consideration or such minimum consideration as may be required by applicable law.

Section 12.     General Provisions Applicable to Awards

      (a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

      (b) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter.

      (c) Settlement. The Committee shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Committee may permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash and dividend equivalents on amounts denominated in Common Stock.

      (d) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

      (e) Termination of Employment. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

      (f) Change in Control. In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company, the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the Participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable and in the best interests of the Company.

      (g) Loans. The Committee may authorize the making of loans or cash payments to Participants in connection with any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying or related to such Award (provided that such Loan shall not exceed the Fair Market Value of the security subject to such Award), and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter.

      (h) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company’s obligation to issue or deliver shares of Common Stock or pay any amount pursuant to any Award shall be subject to the Participant’s satisfaction of his or her obligations under the preceding sentence. In the Committee’s discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

      (i) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

      (j) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

      (k) Transferability. In the discretion of the Committee, any Award may be made transferable upon such terms and conditions and to such extent as the Committee determines, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code. The Committee may in its discretion waive any restriction on transferability.

Section 13.     Miscellaneous

      (a) No Right To Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

      (b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

      (c) Effective Date. Subject to the approval of the stockholders of the Company, the Plan shall be effective on the Effective Date. Before such approval, Awards may be made under the Plan expressly subject to such approval.

      (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any stockholder approval that the Board determines to be necessary or advisable.

      (e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of Delaware.

This Plan was approved by the Board of Directors on October 17, 1994.

This Plan was approved by the stockholders on October 17, 1994.

The Board of Directors amended and restated this Plan on April 8, 1998.

The amendment and restatement was approved by the stockholders at the Annual Meeting of Stockholders on May 14, 1998.

The Board of Directors amended and restated this Plan on March 16, 2000.

The amendment and restatement was approved by the stockholders at the Annual Meeting of Stockholders on May 18, 2000.

The Board of Directors amended and restated this Plan on March 23, 2001.

The amendment and restatement was approved by the stockholders at the Annual Meeting of Stockholders on May 17, 2001.

The Board of Directors amended and restated this Plan on March 21, 2002.

The amendment and restatement was approved by the stockholders at the Annual Meeting of Stockholders on May 16, 2002.

The Board of Directors amended and restated this Plan on April 7, 2004.

The amendment and restatement was approved by the stockholders at the Annual Meeting of Stockholders on May 19, 2004.

APPENDIX B

ARQULE, INC.

Amended and Restated 1996 Director Stock Option Plan

      The purpose of this Amended and Restated 1996 Director Stock Option Plan (the “Plan”) of ArQule, Inc. (the “Company”) is to attract and retain highly qualified non-employee directors of the Company and to encourage ownership of stock of the Company by such directors so as to provide additional incentives to promote the success of the Company.

1.	ADMINISTRATION OF THE PLAN.

      Grants of stock options under the Plan shall be automatic as provided in Section 6. However, all questions of interpretation with respect to the Plan and options granted under it shall be determined by the Board of Directors of the Company (the “Board”) or by a committee consisting of one or more directors appointed by the Board and such determination shall be final and binding upon all persons having an interest in the Plan.

2.	PERSONS ELIGIBLE TO PARTICIPATE IN THE PLAN.

      Each director of the Company who is not an employee of the Company or of any subsidiary of the Company shall be eligible to participate in the Plan unless such director irrevocably elects not to participate.

3.	SHARES SUBJECT TO THE PLAN.

      (a) The aggregate number of shares of the Company’s Common Stock which may be optioned under this Plan is 350,500 shares. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

      (b) In the event of a stock dividend, split-up, combination or reclassification of shares, recapitalization or other similar capital change relating to the Company’s Common Stock, the maximum aggregate number and kind of shares or securities of the Company as to which options may be granted under this Plan and as to which options then outstanding shall be exercisable, and the option price of such options shall be appropriately adjusted so that the proportionate number of shares or other securities as to which options may be granted and the proportionate interest of holders of outstanding options shall be maintained as before the occurrence of such event.

      (c) In the event of a consolidation or merger of the Company with another corporation where the Company’s stockholders do not own a majority in interest of the surviving or resulting corporation, or the sale or exchange of all or substantially all of the assets of the Company, or a reorganization or liquidation of the Company, any deferred exercise period shall be automatically accelerated and each holder of an outstanding option shall be entitled to receive upon exercise and payment in accordance with the terms of the option the same shares, securities or property as he would have been entitled to receive upon the occurrence of such event if he had been, immediately prior to such event, the holder of the number of shares of Common Stock purchasable under his or her option; provided, however, that in lieu of the foregoing the Board may upon written notice to each holder of an outstanding option or right under the Plan, provide that such option or right shall terminate on a date not less than 20 days after the date of such notice unless theretofore exercised.

      (d) Whenever options under this Plan lapse or terminate or otherwise become unexercisable the shares of Common Stock which were subject to such options may again be subjected to options under this Plan. The Company shall at all times while this Plan is in force reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Plan.

4.	NON-STATUTORY STOCK OPTIONS.

      All options granted under this Plan shall be non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

5.	FORM OF OPTIONS.

      Options granted hereunder shall be in substantially the form of the attached EXHIBIT A or in such other form as the Board or any committee appointed pursuant to Section 1 above may from time to time determine.

6.	GRANT OF OPTIONS AND OPTION TERMS.

      (a) AUTOMATIC GRANT OF OPTIONS. Upon the initial election of any person as a member of the Board who is an eligible director (whether or not such election is at an annual meeting of stockholders or otherwise), such person shall automatically be granted (i) an option to purchase 10,000 shares of Common Stock (an “Initial Option”). In addition, at each annual meeting of stockholders, each eligible director serving as a member of the Board prior to and immediately after such annual meeting (whether or not such director was reelected at such meeting) shall automatically be granted an Annual Option to purchase 5,000 shares of Common Stock (“Annual Option”; the Annual Option together with the Initial Option are sometimes collectively referred to as “Options”). No Options shall be granted hereunder after ten years from the date on which this Plan was initially approved and adopted by the Board.

      (b) DATE OF GRANT. The “Date of Grant” for Options granted under this Plan shall be the date of initial election as a director or the date of the annual stockholder meeting at which such Option was granted, as the case may be in accordance with Section 6(a).

      (c) OPTION PRICE. The option price for each Option granted under this Plan shall be the closing price for the Company’s Common Stock as reported by the National Association of Securities Dealers Automated Quotations (“Nasdaq”) National Market on the last trading day prior to Date of Grant.

      (d) TERM OF OPTION. The term of each Option granted under this Plan shall be ten years from the Date of Grant.

      (e) EXERCISABILITY OF OPTIONS. (1) The Initial Options granted under this Plan shall become exercisable with respect to 3,334 shares on the date of the Company’s next annual meeting of stockholders from the Date of Grant and with respect to 3,333 shares on the date of each of the next two annual meetings of stockholders following such annual meeting of stockholders, but in all cases if, and only if, the Option holder is a member of the Board at the opening of business on that date. (2) The Annual Options granted under this Plan shall become exercisable with respect to all 5,000 shares on the Date of Grant.

      (f) GENERAL EXERCISE TERMS. Directors holding exercisable Options under this Plan who cease to serve as members of the Board may, during their lifetime, exercise the rights they had under such Options at the time they ceased being a director for the full unexpired term of such Option. Any rights that have not yet become exercisable shall terminate upon cessation of membership on the Board. Upon the death of a director, those entitled to do so shall have the right, at any time within twelve months after the date of death, to exercise in whole or in part any rights which were available to the director at the time of his or her death. The rights of the Option holder may be exercised by the holder’s guardian or legal representative in the case of disability and by the beneficiary designated by the holder in writing delivered to the Company or, if none has been designated, by the holder’s estate or his or her transferee in accordance with this Plan, in the case of death. Options granted under the Plan shall terminate, and no rights thereunder may be exercised, after the expiration of the applicable exercise period. Notwithstanding the foregoing provisions of this section, no rights under any Options may be exercised after the expiration of ten years from their Date of Grant.

      (g) METHOD OF EXERCISE AND PAYMENT. Options may be exercised only by written notice to the Company at its head office accompanied by payment of the full Option price for the shares of Common Stock as to which they are exercised. The Option price shall be paid in cash or by check or in shares of Common Stock of the Company, or in any combination thereof. Shares of Common Stock surrendered in payment of the Option price shall have been held by the person exercising the Option for at least six months, unless otherwise permitted by the Board. The value of shares delivered in payment of the Option price shall be their fair market value, as determined in accordance with Section 6(c) above, as of the date of exercise. Upon receipt of such notice and payment, the Company shall promptly issue and deliver to the optionee (or other person entitled to exercise the Option) a certificate or certificates for the number of shares as to which the exercise is made.

      (h) NON-TRANSFERABILITY. Options granted under this Plan shall not be transferable by the holder thereof otherwise than by will or the laws of descent and distribution or as permitted by Rule 16b-3 (or any successor provision) under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”).

7.	LIMITATION OF RIGHTS.

      (a) NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the Plan, nor the granting of an Option or any other action taken pursuant to the Plan, shall constitute an agreement or understanding, express or implied, that the Company will retain an Option holder as a director for any period of time or at any particular rate of compensation.

      (b) NO STOCKHOLDERS’ RIGHTS FOR OPTIONS. A director shall have no rights as a stockholder with respect to the shares covered by Options until the date the director exercises such Options and pays the Option price to the Company, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such Option is exercised and paid for.

8.	AMENDMENT OR TERMINATION.

      The Board may amend or terminate this Plan at any time, provided that, to the extent necessary or desirable to comply with Rule 16b-3, this Plan shall not be amended more than once every six months, other than to comport with changes in the Code, ERISA or the rules thereunder.

9.	STOCKHOLDER APPROVAL.

      The 1996 Director Stock Option Plan was approved by the stockholders of the Company by an affirmative vote of the holders of a majority of the shares of Common Stock present, or represented and entitled to vote, at the Company’s 1997 annual meeting of stockholders and any further amendments hereto shall be subject to stockholder approval to the extent (i) required by law, (ii) required by Nasdaq or stock exchange listing requirements, as determined by the Board of Directors, or (iii) as desirable, as determined by the Board of Directors, to comply with Rule 16b-3. In the event any approval is not obtained, all Options granted under this Plan after such further amendment shall be void and without effect.

10.	GOVERNING LAW.

      This Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware.

The Board of Directors amended and restated this Plan on March 16, 2000.

The amendment and restatement was approved by the stockholders at the Annual Meeting of Stockholders on May 18, 2000.

The Board of Directors amended and restated this Plan on March 21, 2002.

The amendment and restatement was approved by the stockholders at the Annual Meeting of Stockholders on May 16, 2002.

The Board of Directors amended and restated this Plan on March 14, 2003.

The amendment and restatement has been submitted for approval by the stockholders at the Annual Meeting of Stockholders on May 21, 2003.

The Board of Directors amended and restated this Plan on April 7, 2004.

The amendment and restatement was approved by the stockholders at the Annual Meeting of Stockholders on May 19, 2004.

ARQULE, INC.
19 PRESIDENTIAL WAY
WOBURN, MA 01801

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to ArQule, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ARQULE	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ARQULE, INC.

The Board recommends a vote FOR Proposals 1, 2, and 3.

Vote On Directors		For	Withhold	For All
		All	All	Except
1.	To elect Laura Avakian, Werner Cautreels, Ph.D. and Tuan Ha-Ngoc as directors to hold office for a term of three years and until their respective successors are elected and qualified.	¢	¢	¢

To withhold authority to vote, mark “For All Except” and write the nominee’s name on the line below.

Vote On Proposals		For	Against	Abstain

2.	To approve amendments to our Amended and Restated 1994 Equity Incentive Plan (i) to increase the aggregate number of shares of common stock that may be issued under the plan by 600,000 shares from 7,700,000 to 8,300,000 shares, and (ii) to extend the ten-year time limit during which incentive stock options may be granted from ten years from October 28,1994 to ten years from May 19, 2004, the date of the Annual Meeting.	¢	¢	¢

		For	Against	Abstain

3.	To approve an amendment to our Amended and Restated 1996 Director Stock Option Plan to increase the maximum aggregate number of shares of common stock that may be issued under the plan by 60,000 shares from 290,500 to 350,500 shares.	¢	¢	¢

     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholders. If no specification is made, this proxy will be voted “FOR” all proposals. In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.

NOTE: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
ARQULE, INC.

ANNUAL MEETING OF STOCKHOLDERS
MAY 19, 2004

The undersigned stockholder of ArQule, Inc. hereby appoints Louise A. Mawhinney and J. David Jacobs, and each of them acting singly as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ArQule, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Daylight Saving Time on May 19, 2004, at The Museum of Science, Science Park, Boston, MA 02114, and any adjournment or postponement thereof.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE AND “FOR” PROPOSALS 2 AND 3.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.